Exhibit 10.7

PURCHASE AGREEMENT
among
RESIDENTIAL CAPITAL, LLC,
GMAC MODEL HOME FINANCE I, LLC,
and
CMH HOLDINGS LLC
Dated as of June 6, 2008

-i-

EXHIBITS

EXHIBITS

Exhibit A	List of Transferred Assets

Exhibit B	Estimated NBV Schedule

Exhibit C	List of Specified Excluded Assets

Exhibit D	Servicing Agreement Term Sheet

Exhibit E	Form of Mutual Release

-ii-

PURCHASE AGREEMENT
     This PURCHASE AGREEMENT is dated as of June 6, 2008, among Residential Capital, LLC, a Delaware limited liability company (“ResCap”), GMAC Model Home Finance I, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of ResCap (“Seller”), and CMH Holdings LLC, a Delaware limited liability company (“NewCo”). Each of ResCap, Seller and NewCo are referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS:
     WHEREAS, Seller, through GMAC Model Home Finance, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Seller (the “Direct Subsidiary”), and LENOne, LLC, GMCMTH, LLC and KBOne, LLC, each a wholly-owned direct or indirect subsidiary of the Direct Subsidiary (each an “Indirect Subsidiary” and, collectively, the “Indirect Subsidiaries” and together with the Direct Subsidiary, the “Subsidiaries”), owns assets (collectively, the “Subsidiary Group Assets”), including model homes, option lots, REO (as hereinafter defined), and lending receivables;
     WHEREAS, Seller desires to sell, and NewCo desires to purchase, a portion of the Subsidiary Group Assets (other than the Excluded Assets), through a sale and purchase of all of the membership interests of the Direct Subsidiary (the “Interests”), which owns and, as of the Closing, will own all of the outstanding membership interests of the Indirect Subsidiaries, on the applicable terms and subject to the conditions set forth herein;
     WHEREAS, the Parties agree that (i) the portion of Subsidiary Group Assets that are intended to constitute Transferred Assets are those assets identified on Exhibit A hereto, (ii) to the extent such assets have an aggregate net book value as recorded on the records of ResCap in excess of $479,172,068 as of the Cut-Off Date, the excess assets shall be deemed to be Excluded Assets for all purposes under this Agreement and shall be retained by Seller, and (iii) as further provided in Section 4.2 of this Agreement, the Parties shall take all actions necessary after the Closing to effect such retention of Excluded Assets by Seller;
     WHEREAS, concurrently with the execution of this Agreement, NewCo and Cerberus Partners, L.P. have entered into a loan agreement, dated as of the date hereof (the “Loan Agreement” and, together with the promissory notes and security agreement referenced in the Loan Agreement, the “Loan Documentation”), pursuant to which, at Closing, NewCo intends to borrow an amount in cash not less than the Cash Purchase Price, on the applicable terms and subject to the conditions set forth therein;
     WHEREAS, concurrently with the execution of this Agreement, Seller, the Investor and NewCo have entered into an amended and restated limited liability company agreement, effective as of the Closing (the “LLC Agreement”), concerning the management, ownership and operation of NewCo, the rights and obligations of the Members in respect of the Units and specifying certain actions to be taken by the managing member of NewCo with respect to the Transferred Assets; and
     WHEREAS, as further detailed in Section 4.2(d) of this Agreement, from and after the Closing, ResCap shall, or shall cause one of its controlled Affiliates to, provide NewCo and the

Subsidiaries with the services identified on Exhibit D hereto (the “Servicing Agreement Term Sheet”).
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Additional Proceeds” means the aggregate amount of proceeds or other payments received by ResCap or any of its Affiliates in respect of the Transferred Assets with respect to the period between 11:59 p.m. (New York City Time) on the Cut-Off Date and 12:01 a.m. (New York City Time) on the Closing Date, but solely to the extent actually paid to NewCo in accordance with Section 2.6 of this Agreement.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Aggregate NBV” means the aggregate net book value of the Transferred Assets as recorded on the books of ResCap as of the Cut-Off Date, after giving effect to the exclusion of the Retained Liabilities.
     “Agreement” means this Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
     “Ancillary Transfer Documents” means those instruments of transfer, assumptions, filings or documents required to be executed and delivered by Seller or NewCo to effect the sale and transfer of the Interests to NewCo pursuant to this Agreement
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.
     “Class A Senior Preferred Units ” has the meaning set forth in the LLC Agreement.
     “Class B Junior Preferred Units ” has the meaning set forth in the LLC Agreement.

     “Common Units ” has the meaning set forth in the LLC Agreement.
     “Contract” means any contract, undertaking, commitment, lease, mortgage, indenture, arrangement, plan or other legally binding agreement or understanding.
     “Cut-Off Date” means May 31, 2008.
     “Encumbrance” means any lien, pledge, charge, claim, encumbrance, restriction, community property interest, security interest, option, mortgage, easement, right of first offer, right of first refusal or claim of any kind and character.
     “Excluded Assets” means the assets (other than the Transferred Assets and the membership interests in the Indirect Subsidiaries) of each of the Subsidiaries, including the Specified Excluded Assets set forth on Exhibit C hereto, subject to adjustment pursuant to Sections 2.10(c) and (d).
     “Excluded Employees” means, collectively, all individuals who prior to the Closing are actively employed (whether full- or part-time) by any of the Subsidiaries or any such individual who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights and all individuals who prior to the Closing are engaged as independent contractors by any of the Subsidiaries.
     “Governmental Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.
     “Indirect Interests” means all of the outstanding membership interests in the Indirect Subsidiaries.
     “Investor” means Cerberus ResCap Assets Investors LLC.
     “Investor Homes” means those model homes owned by investors and set forth on Section 1.1 of the ResCap Disclosure Letter.
     “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or self-regulatory organization.
     “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

     “REO” means any real estate owned by one of the Subsidiaries which is not subject to any lease agreement with a builder or other third party.
     “ResCap Disclosure Letter” means the Disclosure Letter delivered by ResCap to NewCo prior to the execution and delivery of this Agreement.
     “Tax Returns” means all reports, returns, declarations, statements or other information filed, supplied or required to be filed or supplied to any Governmental Entity in connection with Taxes.
     “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with any Tax or any contest or dispute thereof and any interest in respect of such amounts.
     “Transaction Documents” means, collectively, (i) this Agreement, (ii) the LLC Agreement, (iii) the Loan Documentation, (iv) the Mutual Release and (v) the Ancillary Transfer Documents.
     “Transferred Assets” means those assets set forth on Exhibit A hereto, subject to adjustment pursuant to Sections 2.10(c) and 2.10(d) of this Agreement and Section 4.2(a) of the ResCap Disclosure Letter.
     “Units” means, collectively, the Class A Senior Preferred Units, the Class B Junior Preferred Units and Common Units.
     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:
          (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
          (c) the terms “Dollars” and “$” mean United States Dollars;
          (d) references herein to a specific Section, Subsection or Exhibit shall refer, respectively, to Sections, Subsections or Exhibits of this Agreement;

          (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and
          (f) references herein to any gender includes each other gender.
ARTICLE II
PURCHASE AND SALE OF INTERESTS
     Section 2.1 Sale of Interests. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to NewCo, and NewCo shall purchase from Seller, all of the right, title and interest of Seller in and to the Interests (the “Interests Sale”).
     Section 2.2 Excluded Assets. From and after the Closing, notwithstanding anything to the contrary in this Agreement, Seller shall retain all right, title and interest (legal or beneficial) to (including tax ownership in respect of) the Excluded Assets.
     Section 2.3 Retained Liabilities. From and after the Closing, ResCap and Seller shall retain, perform and discharge when due all Liabilities that exist, or arise out of (i) the ownership of the Interests, Indirect Interests or any of the Transferred Assets or the operation of the businesses or assets of any of the Subsidiaries prior to or as of the Closing (other than obligations incurred in the ordinary course of business consistent with past practice pursuant to brokerage or commission agreements to pay broker fees or commissions resulting from (x) the sale of any assets prior to Closing the proceeds from which sales are delivered to NewCo at Closing pursuant to Section 4.2(f) or (y) the sale of any Transferred Asset after the Closing Date), (ii) any Excluded Asset, (iii) any Excluded Employee or (iv) any of the matters specified in Section 2.3 of the ResCap Disclosure Letter (collectively, the “Retained Liabilities”). Notwithstanding anything to the contrary herein, neither NewCo nor any of the Subsidiaries shall assume or have any responsibility of any nature with respect to any Retained Liabilities.
     Section 2.4 Other Conveyances. Notwithstanding anything to the contrary in this Agreement:
          (a) If it is determined before, at or after the Closing that any Affiliate of ResCap (other than a Subsidiary) owns or possesses any of the Indirect Interests or Transferred Assets, then ResCap shall promptly cause such Affiliate to transfer, assign, convey and deliver to the applicable Subsidiary such Indirect Interests or Transferred Assets in accordance with the terms of this Agreement; provided, that NewCo shall not be obligated to pay any amounts to any such Affiliate of ResCap in consideration for the transfer of such Indirect Interests or Transferred Assets.
          (b) If it is determined at or after the Closing that as of the Closing any Subsidiary owned or possessed any of the Excluded Assets, then NewCo shall and shall cause Subsidiary to promptly transfer, assign, convey and deliver such Excluded Assets to Seller or any other controlled Affiliate of ResCap designated by ResCap in accordance with the terms of this Agreement; provided, that ResCap shall not be obligated to pay any amounts to NewCo or such Subsidiary in consideration for the transfer of such Excluded Assets.

     Section 2.5 Purchase Price. The aggregate consideration to be paid at the Closing to Seller for the sale of the Interests shall equal (i) $230,000,000 (the “Cash Purchase Price”) and (ii) the Class B Junior Preferred Units (collectively, the “Purchase Price”).
     Section 2.6 Obligation to Deliver Additional Proceeds to NewCo. If at any time after 11:59 p.m. (New York City Time, respectively) on the Cut-Off Date, ResCap or any of its Affiliates receives proceeds or other payments with respect to any Transferred Asset, ResCap shall, and shall cause its Affiliates to, (i) accept and hold such proceeds and payments in trust for the account and sole benefit of NewCo (subject to the Closing) and have no equitable or beneficial interest in any such proceeds or payments (except to the extent this Agreement is terminated prior to Closing in accordance with its terms) and (ii) deliver such proceeds and payments (free of any withholding, setoff, recoupment or deduction of any kind except as required by applicable Law) promptly (but in any event no later than three Business Days after the date on which such Person receives such proceeds or payments, except in the case of proceeds and payments received prior to the Business Day immediately preceding the Closing Date, which shall be delivered at the Closing) to NewCo, when necessary or appropriate, with NewCo’s endorsement (without recourse, representation or warranty).
     Section 2.7 Closing Subject to the terms and conditions of this Agreement, the consummation of the Interests Sale and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. New York City time, on June 9, 2008, or at such other time and place as the parties hereto may mutually agree. At the Closing, the Parties shall take all actions required under this Article II and all other actions not previously taken but required to be taken hereunder at or prior to the Closing. The date on which the Closing occurs is called the “Closing Date”.
     Section 2.8 Deliveries by ResCap and its Affiliates. At the Closing:
          (a) ResCap shall cause Seller to execute and deliver counterparts to those Ancillary Transfer Documents required to be executed and delivered by Seller to effect the sale and transfer of the Interests to NewCo pursuant to this Agreement;
          (b) ResCap shall deliver the certificate required to be delivered pursuant to Section 5.3(e);
          (c) ResCap shall deliver a release in the form annexed hereto as Exhibit E (the “Mutual Release”), duly executed by ResCap, on behalf of itself and each of its controlled Affiliates (other than the Subsidiaries), on the one hand, and the Direct Subsidiary, on behalf of itself and each of the Indirect Subsidiaries, on the other hand;
          (d) ResCap shall caused to be delivered the written resignations, effective as of the Closing, of the current officers, managing member, manager or members of the board of managers or directors, as applicable, of each of the Subsidiaries;
          (e) ResCap shall deliver, or cause to be delivered, to NewCo all proceeds and payments in respect of Transferred Assets required to be delivered to NewCo pursuant to Section 2.6; and

          (f) ResCap shall deliver such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
     Section 2.9 Deliveries by NewCo. At the Closing:
          (a) NewCo shall (i) deliver the Cash Purchase Price to Seller in immediately available funds by wire transfer to an account or accounts that have been designated by ResCap prior to the Closing Date and (ii) issue the Class B Junior Preferred Units to Seller;
          (b) NewCo shall execute and deliver counterparts to those Ancillary Transfer Documents required to be executed and delivered by NewCo to effect the sale and transfer of the Interests pursuant to this Agreement;
          (c) NewCo shall deliver the certificate required to be delivered pursuant to Section 5.2(c); and
          (d) NewCo shall deliver such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
     Section 2.10 Determination of Final Aggregate NBV and Final Additional Proceeds.
          (a) Set forth on Exhibit B is an estimate prepared by ResCap of the Aggregate NBV (the “Estimated NBV Schedule”).
          (b) By no later than 30 days after the Closing Date, ResCap shall deliver to NewCo a written statement (the “Post-Closing Statement”) setting forth the calculation of (i) Aggregate NBV and (ii) Additional Proceeds, together with (x) the material documentation supporting such calculations and (y) a certificate, executed by a duly authorized officer of ResCap, to the effect that such calculations were made in good faith and are consistent with the books and records of ResCap and Seller. ResCap agrees to make available to NewCo, at NewCo’s request, all books and records reasonably requested by NewCo to verify such calculations. The term “Final Aggregate NBV” means the Aggregate NBV as set forth in the Post-Closing Statement, subject to adjustment as provided in subsection (c) below. The term “Final Additional Proceeds” means the Additional Proceeds as set forth in the Post-Closing Statement.
          (c) To the extent Final Aggregate NBV exceeds $479,172,068 (such excess amount, the “Excess NBV”), then (i) with respect to those assets used in the calculation of Transferred Assets that represent the Excess NBV (the “Excess Assets”), the term “Excluded Assets” shall be deemed to include such Excess Assets, (ii) all of the right, title and interest of the applicable Subsidiary in and to such Excess Assets shall be transferred to Seller pursuant to Section 4.2(a) and (iii) the term “Final Aggregate NBV” shall mean the Aggregate NBV as set forth in the Post-Closing Statement less the aggregate net book value of the Excess Assets as recorded on the books of ResCap as of the Cut-Off Date. The Parties shall, within 30 days after the delivery of the Post-Closing Statement, reach mutual agreement as to which Transferred Assets shall constitute Excess Assets pursuant to this Section 2.10(c) or, to the extent the Parties are unable to reach mutual agreement by the end of such 30-day period, NewCo shall pay to Seller an amount in cash equal to the product of (i) the Excess NBV and (ii) 0.4799946.

          (d) To the extent Final Aggregate NBV is less than $479,172,068 (such excess amount, the “Shortfall NBV”), then (i) the Parties shall, within 30 days after the delivery of the Post-Closing Statement, reach mutual agreement as to which additional assets of ResCap and its controlled Affiliates shall be included as “Transferred Assets” to result in the Aggregate NBV (taking into account such additional assets) equaling $479,172,068, (ii) such additional assets shall be deemed to be “Transferred Assets” and ResCap shall, or shall cause its controlled Affiliate to, sell, convey, transfer, assign and deliver to NewCo or the Subsidiary designated by NewCo, all of the right, title and interest of Seller in and to such additional assets and (iii) the term “Final Aggregate NBV” shall mean the Aggregate NBV as set forth in the Post-Closing Statement plus the aggregate net book value of such additional assets as recorded on the books of ResCap as of the Cut-Off Date.
     Section 2.11 Allocation of Purchase Price. A proposed allocation of the Purchase Price among the Interests and Indirect Interests (an “Allocation”) shall be set forth on a schedule to be prepared by NewCo and delivered to ResCap within 90 days following the Closing Date. ResCap shall have a period of thirty 30 days after receipt of the proposed Allocation (the “Review Period”) to review it. If ResCap does not object to the proposed Allocation in writing during the Review Period, the Allocation prepared by NewCo shall be the final Allocation for the Purchase Price. If ResCap provides written notice to NewCo within the Review Period that ResCap disputes the proposed Allocation, NewCo and ResCap shall attempt to reach a mutually acceptable agreement regarding the appropriate Allocation during the thirty-day 30-day period beginning on the date that NewCo receives the notice from ResCap (the “Negotiation Period”). If NewCo and ResCap are able to reach a mutually acceptable agreement within the Negotiation Period, such agreement shall be the final Allocation of the Purchase Price. NewCo and Seller, or their respective Affiliates as applicable, shall file all Tax Returns for which they are responsible consistent with the final Allocation and shall take no position before any taxing authority inconsistent with such Allocation except (x) to the extent agreed to in writing by NewCo and ResCap, (y) by subsequent agreement with the Internal Revenue Service following an audit by the Internal Revenue Service or (z) by a court decision. Notwithstanding the foregoing, in the event that ResCap provides written notice to NewCo during the Review Period that it disputes the proposed Allocation and the Parties are unable to reach a mutually acceptable agreement regarding the appropriate Allocation within the Negotiation Period, the Parties shall submit the proposed Allocation to an accounting firm of national standing that is reasonably acceptable to ResCap and NewCo (the “Independent Auditor”) for review at the shared (50/50) expense of the parties. The determination of the Independent Auditor shall be the final allocation under this Section 2.11. ResCap shall act (and shall be deemed to have acted) on behalf of Seller pursuant to this Section 2.11.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of ResCap and Seller. ResCap represents and warrants, on behalf of itself and Seller, to NewCo as of the date hereof and as of the Closing Date that, except as set forth in the applicable sections of the ResCap Disclosure Letter:

          (a) Due Organization. Each of ResCap, Seller and the Subsidiaries is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. ResCap has all requisite limited liability company power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. Seller has all requisite limited liability company power and authority to enter into the Mutual Release and each Ancillary Transfer Document and to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Other than with respect to the Excluded Assets, each of the Subsidiaries has the requisite limited liability company power and authority to own its assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign limited liability company in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.
          (b) Binding Effect. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of ResCap. This Agreement has been duly executed and delivered by ResCap. This Agreement, assuming the due authorization, execution and delivery by NewCo, constitutes a legally binding obligation of ResCap, enforceable against ResCap in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally. As of the Closing Date, (i) the execution and delivery of the Mutual Release, and each of the Ancillary Transfer Documents, the performance of their respective obligations thereunder and the consummation of the transactions contemplated thereby shall have been duly authorized by all requisite limited liability company action on the part of Seller, (ii) the Mutual Release and each of the Ancillary Transfer Documents shall have been duly executed and delivered by Seller and (iii) the Mutual Release and each Ancillary Transfer Document, assuming the due authorization, execution and delivery by NewCo, shall constitute a legally binding obligation of Seller, enforceable against each such entity in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally.
          (c) Consents and Approvals. Except for the consents listed in Section 3.1(c) of the ResCap Disclosure Letter, no consent, approval, waiver, authorization, notice or filing is required to be obtained from or made with (i) any Governmental Entity or self-regulatory organization or (ii) any other Person, in each case, by ResCap or any of its controlled Affiliates in connection with the execution, delivery and performance of any Transaction Document.
          (d) Non-Contravention. The execution, delivery and performance of this Agreement by ResCap and by ResCap and each of its controlled Affiliates of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the organizational documents of the applicable entity, (ii) subject to receipt of the consents listed in Section 3.1(c) of the ResCap Disclosure Letter, result in the material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of ResCap or any of its controlled Affiliates under, or result in a loss of any material benefit to which such party is entitled under, any material Contract, or result in the creation of any

Encumbrance upon any of the Interests, Indirect Interests or the Transferred Assets, or (iii) subject to receipt of the consents listed in Section 3.1(c) of the ResCap Disclosure Letter, violate or result in a breach of or constitute a default under any Law to which ResCap or any of its controlled Affiliates is subject.
          (e) Transferred Assets; Interests and Indirect Interests; Excluded Assets; Excluded Employees.
          (i) Seller has full right to sell, assign and transfer all of its right, title and interest in the Interests to NewCo, subject to receipt of the consents listed in Section 3.1(c) of the ResCap Disclosure Letter. Seller is the owner of the Interests, free and clear of any Encumbrances of any nature whatsoever (except for any such Encumbrances being released prior to or effective upon the Closing). At the Closing, Seller shall transfer all right, title and interest in the Interest to NewCo, free and clear of any Encumbrances of any kind, and, except for those Ancillary Transfer Documents executed and delivered to NewCo by Seller at Closing, no novations or assignments shall be necessary to vest NewCo at the Closing with such right, title and interest. The Interests constitute all of the outstanding membership interests (or other form of equity- or equity-like interests) of the Direct Subsidiary. All of the outstanding membership interests of the Indirect Subsidiaries are owned by a Subsidiary. Each Subsidiary that owns Indirect Interests is the owner of such Indirect Interests, free and clear of any Encumbrances of any nature whatsoever (except for any such Encumbrances being released prior to or effective upon the Closing). One of the Subsidiaries is the owner of each Transferred Asset, free and clear of any Encumbrances of any nature whatsoever (except for any such Encumbrances being released prior to or effective upon the Closing). None of the Transferred Assets have been sold, transferred, conveyed or otherwise disposed of since the Cut-Off Date, except in accordance with Section 4.2(f) of this Agreement.
          (ii) The sole business conducted by each Subsidiary is and has been the ownership of the Transferred Assets, the Excluded Assets, the Indirect Interests (to the extent applicable) and the model homes, lots, and other assets previously sold and and except for obligations incurred in the ordinary course of business consistent with past practice or pursuant to the Transaction Documents, no Subsidiary has incurred any Liabilities other than the Retained Liabilities and those Liabilities satisfied in full prior to the Closing. Except for the Services contemplated to be performed pursuant to Section 4.2(d) of this Agreement, the Interests, Indirect Interests and Transferred Assets shall, at Closing, constitute all assets, properties and rights necessary to operate the Transferred Assets in all material respects as currently operated.
          (iii) The Estimated NBV Schedule has been prepared in good faith and reflects the aggregate net book value of the Transferred Assets as recorded on the books of ResCap as of the Cut-Off Date, after giving effect to the exclusion of the Retained Liabilities.
          (iv) All Liabilities required to be paid prior to or as of 12:01 a.m. (New York City Time) on the Closing Date by ResCap or any of its Affiliates in respect of any of the Interests, Indirect Interests or Transferred Assets shall have been fully paid by

ResCap or the applicable Affiliate, other than obligations incurred in the ordinary course of business consistent with past practice pursuant to brokerage or commission agreements to pay broker fees or commissions resulting from the sale of any assets prior to Closing the proceeds from which sales are delivered to NewCo at Closing pursuant to Section 4.2(f). Without limiting the generality of the previous sentence, (i) no deficiency for any Taxes has been asserted or assessed with respect to any of the Interests, Indirect Interests or Transferred Assets that has not been satisfied by payment, settled or withdrawn, (b) there is no audit, claim or controversy currently asserted or threatened in writing with respect to the any of the Interests, Indirect Interests or Transferred Assets in respect of any Taxes and (c) there are no Encumbrances or security interests on any of the Interests, Indirect Interests or Transferred Assets that arose in connection with any failure to pay any Taxes.
          (v) Set forth on Exhibit C is a list, as of the Cut-Off Date, of the Excluded Assets prepared in good faith by ResCap. The assets set forth on this list are referred to as the “Specified Excluded Assets”.
          (f) [Intentionally Omitted].
          (g) Brokers/Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transfer of the Interests (or the transfer of control of any of the Indirect Interests or Transferred Assets as a result thereof) pursuant to this Agreement based upon arrangements made by or on behalf of ResCap or any of its Affiliates with respect to which NewCo has any obligation or liability.
          (h) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither ResCap nor any of its Affiliates or other Persons makes any express or implied representation or warranty on behalf of ResCap, Seller, the Interest, the Indirect Interests or the Transferred Assets.
     Section 3.2 Representations and Warranties of NewCo. NewCo represents and warrants to ResCap as of the date hereof and as of the Closing Date that:
          (a) Due Organization. NewCo is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to enter into this Agreement and each of the Ancillary Transfer Documents and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Binding Effect. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action of NewCo. This Agreement has been duly executed and delivered by NewCo. This Agreement, assuming the due authorization, execution and delivery by ResCap and Seller, constitutes a legally binding obligation of NewCo, enforceable against NewCo in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally. As of the Closing Date, (i) the execution and delivery of each Ancillary Transfer Document, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby shall have been duly authorized by all requisite limited liability company action of NewCo, (ii) each Ancillary Transfer Document shall have been duly executed and delivered by NewCo and (iii) each Ancillary Transfer Document, assuming the due authorization, execution and delivery by Seller, shall constitute a legally binding obligation of NewCo, enforceable against NewCo in accordance with its respective terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally.
          (c) Consents and Approvals No consent, approval, waiver, authorization, notice or filing is required to be obtained from or made with (i) any Governmental Entity or self-regulatory organization or (ii) any other Person, by NewCo, Cerberus Partners, L.P. or Cerberus Capital Management, L.P. in connection with the execution, delivery and performance of any Transaction Document.
          (d) Non-Contravention The execution, delivery and performance by NewCo, Cerberus Partners, L.P. and Cerberus Capital Management, L.P. of each Transaction Documents to which it is a party, and the consummation of the transactions contemplated under each such Transaction Document, do not and will not (i) violate any provision of the organizational documents of any such Person, (ii) result in the material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of such Person under, or result in a loss of any material benefit to which such Person is entitled under, any material Contract, or result in the creation of any Encumbrance upon any of assets of such Person, or (iii) violate or result in a breach of or constitute a default under any Law to which such Person is subject.
          (e) Brokers/Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transfer of the Interests (or the transfer of control of any of the Indirect Interests or Transferred Assets as a result thereof) pursuant to this Agreement based upon arrangements made by or on behalf of NewCo with respect to which ResCap or Seller has any obligation or liability.
          (f) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither NewCo nor any of its Affiliates or other Persons makes any express or implied representation or warranty on behalf of NewCo.
ARTICLE IV
COVENANTS
     Section 4.1 Commercially Reasonable Efforts.
          (a) Each of the Parties shall cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties to this Agreement in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Documents.
     Section 4.2 The Separation.
          (a) The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, Seller shall retain all right, title and interest (legal or beneficial) to (including tax ownership in respect of) the Excluded Assets and Retained Liabilities from and after the Closing. In furtherance of the previous sentence, (i) ResCap and its controlled Affiliates shall use their respective commercially reasonable efforts to cause the Specified Excluded Assets to be transferred from the Subsidiaries to Seller or one or more controlled Affiliates of ResCap (other than any Subsidiary) as promptly as practicable after the Closing, (ii) each Party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other Party hereto and necessary to effect such retention of the Excluded Assets by Seller and (iii) to the extent any Excluded Assets are held by any Subsidiary after the Closing, then NewCo shall cause such Subsidiary to transfer such Excluded Assets to Seller or, at ResCap’s direction, one or more controlled Affiliates of ResCap (other than any Subsidiary). ResCap shall bear all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of outside counsel) incurred by NewCo or any Subsidiary in connection therewith. From and after the Closing, ResCap shall indemnify and defend NewCo, its Affiliates (including the Subsidiaries), managing member, officers, directors, employees, agents, successors and assigns (each a “NewCo Indemnified Party”) from and against any and all actions, suits, claims, proceedings, damages, losses, deficiencies, liabilities, penalties, fines, interest, costs, damages, judgments, amounts paid in settlement and expenses (including, without limitation, the cost and expenses of any litigations, actions, judgments and settlements related thereto, and the reasonable costs and expenses of attorneys and accountants incurred in the investigation or defense thereof or the enforcement of rights hereunder) (collectively, “Losses”) related to the Excluded Assets or the Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Parties agree that, in addition to the indemnification provided to the NewCo Indemnified Parties hereunder, but without duplication of recovery, the Company shall have the rights specified in Section 4.2(a) of the ResCap Disclosure Letter. If at any time after the Closing, NewCo or any Subsidiary receives proceeds or other payments with respect to any of the Excluded Assets, NewCo shall, or shall cause the applicable Subsidiary to, (i) accept and hold such proceeds or payments in trust for the account and sole benefit of Seller and have no equitable or beneficial interest in any such proceeds or payments and (ii) deliver such proceeds and payments (free of any withholding, setoff, recoupment or deduction of any kind except as required by applicable Law) promptly (but in any event no later than three Business Days after the date on which such Person receives such proceeds or payment) to Seller, when necessary or appropriate, with NewCo’s or a Subsidiary’s endorsement, as applicable, (without recourse, representation or warranty).
          (b) Prior to the Closing, ResCap and each of the Subsidiaries shall effect, or cause to be effected (i) the transfer of the employment services of the Excluded Employees from each applicable Subsidiary to ResCap or a controlled Affiliate of ResCap (other than the Subsidiaries) and (ii) the assumption by ResCap of the Retained Liabilities arising out of the

Excluded Employees (the “Employee Separation”). The Employee Separation will be deemed effective for legal, accounting and other computational purposes as of 11:59 p.m. (New York City Time) on the Business Day immediately preceding the Closing Date. From and after the effective time of the Employee Separation, none of the Subsidiaries shall have any responsibility for, and ResCap shall indemnify and defend each of the NewCo Indemnified Parties from and against, any Losses related to all current or former employees (including the Excluded Employees), and, to the extent a Retained Liability, contractors or consultants of a Subsidiary.
          (c) Within 30 days after the Closing, ResCap shall deliver to NewCo true, correct and complete list, as of the Closing Date, of (i) the Excluded Assets and (ii) Retained Liabilities, together with an officer’s certificate to the effect that such lists have been prepared in accordance with this Section 4.2(c).
          (d) From and after the Closing, ResCap shall, or shall cause one of its controlled Affiliates (other than any Subsidiary) to, provide NewCo and the Subsidiaries with the services identified on the Servicing Agreement Term Sheet until the expiration of the applicable term set forth thereon, upon the terms and subject to the conditions therein. NewCo shall, or shall cause one of its Subsidiaries to, timely pay all costs required to be paid thereunder for such services. The terms and conditions set forth in the Servicing Agreement Term Sheet shall be deemed to be operative covenants under this Agreement. As promptly as practicable after the Closing, the Parties shall negotiate in good faith and enter into a definitive servicing agreement in form and substance to be mutually agreed upon and consistent with the Servicing Agreement Term Sheet.
          (e) Prior to Closing, ResCap shall, or shall cause one of its controlled Affiliates to, contribute to the capital of the Direct Subsidiary the outstanding promissory note issued by the Direct Subsidiary to Residential Funding Company, LLC in the amount of approximately $800,000.
          (f) To the extent that, during the period from the Cut-Off Date to the Closing, there has been any, direct or indirect, sale, transfer, conveyance of other disposition of any assets of a Subsidiary that would have constituted Transferred Assets had such assets been owned by such Subsidiary as of the Closing Date, then, (i) prior to the Closing, ResCap shall promptly notify NewCo of such action or proposed action and (ii) NewCo shall have the right to receive at Closing from ResCap the proceeds from the sale of such asset.
          (g) From and after the Closing, NewCo shall indemnify and defend ResCap, its Affiliates, managing member, officers, directors, employees, agents, successors and assigns (each a “ResCap Indemnified Party”) from and against any and all Losses arising out of the ownership of the Interests, Indirect Interests or any of the Transferred Assets after the Closing, except to the extent such Losses arise out of the Excluded Assets or constitute Retained Liabilities.
     Section 4.3 Further Assurances. From time to time after the Closing Date, each Party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other Party hereto and necessary for the requesting Party to satisfy obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent that NewCo discovers following Closing that any asset that was intended to be transferred pursuant this Agreement was not transferred at Closing, ResCap shall or shall cause its Affiliates promptly to assign and transfer to NewCo all right, title and interest in such asset. As soon as practicable after Closing (but in any event by no later than 30 days thereafter), ResCap shall deliver to NewCo a schedule (i) identifying the Transferred Assets owned by each Subsidiary as of the Closing Date and (ii) such other information concerning the Transferred Assets as reasonably requested by NewCo.
     Section 4.4 Tax Matters.
          (a) Seller shall be liable for and Seller shall pay, or cause to be paid, any and all Taxes applicable to the Interests, Indirect Interests or Transferred Assets attributable to periods (or portions thereof) ending on or before the Closing Date. NewCo shall be liable for and shall pay all Taxes applicable to the Interests, Indirect Interests or Transferred Assets attributable to periods (or portions thereof) beginning on the day after the Closing Date.
          (b) Seller or NewCo, as the case may be, shall promptly reimburse any Tax paid by the other party all or a portion of which Tax is the responsibility of Seller or NewCo in accordance with the terms of this Section 4.4. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion that is the liability of each party, although failure to do so shall not relieve the other party from its liability hereunder except to the extent that it is materially prejudiced by such delay.
          (c) After the Closing, Seller and NewCo shall, as reasonably requested by the other, (i) assist the other party in preparing any Tax Returns relating to the Interests, Indirect Interests or Transferred Assets which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any taxing authority, in each case with respect to the Interests, Indirect Interests or Transferred Assets; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Interests, Indirect Interests or Transferred Assets; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to the Interests, Indirect Interests or Transferred Assets for taxable periods for which the other party is responsible under this Section 4.4; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any taxable audit or information request with respect to any Tax periods for which the other is responsible under this Section 4.4. Until the seventh anniversary of the Closing Date, Seller will, to the extent necessary in connection with any Taxes (including the tax basis of any acquired asset) or other matters relating to the Interests, Indirect Interests or Transferred Assets for any period ending at or prior to the Closing, and without charge to NewCo, retain all original books, records and other documents and all electronically archived data not deliverable to NewCo at Closing related to the Interests, Indirect Interests or Transferred Assets. Any information obtained pursuant to this Section 4.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law, regulation or judicial order.
          (d) Notwithstanding anything in this Section 4.4 or otherwise in this Agreement to the contrary, Seller shall pay, on a timely basis, all applicable transfer, sales, use, recording, registration and other similar Taxes (collectively, the “Transfer Taxes”) arising out of (i) the sale of the Interests to NewCo or (ii) the transfer of the Excluded Assets from any Subsidiary to ResCap or any of its controlled Affiliates. Seller shall prepare and file, and NewCo shall cooperate in the preparation and filing of, all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1 Conditions to the Obligations of each of the Parties. The obligations of the Parties hereto to effect the Closing are subject to the satisfaction of the following conditions:
          (a) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the transactions contemplated by this Agreement or the other Transaction Documents shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     Section 5.2 Conditions to the Obligations of ResCap and Seller. The obligations of ResCap and Seller to effect the Closing are subject to the satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties of NewCo contained in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date); provided, that the representations and warranties set forth in Sections 3.2(a), 3.2(b) and 3.2(e) shall be true and correct in all respects.
          (b) Covenants. NewCo shall have performed in all material respects all of its obligations hereunder required to be performed by NewCo at or prior to the Closing Date.
          (c) Certificate. NewCo shall have delivered to ResCap a certificate, signed by a duly authorized representative of NewCo and dated the Closing Date, to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.
     Section 5.3 Conditions to the Obligations of NewCo. The obligations of NewCo to effect the Closing are subject to the satisfaction of the following conditions:

          (a) Representations and Warranties. The representations and warranties of ResCap contained in this Agreement shall be true in all material respects as of the date hereof and at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date); provided, that the representations and warranties set forth in Sections 3.1(a), 3.1(b) and 3.1(e)(i) through (iv) shall be true and correct in all respects.
          (b) Covenants. ResCap shall have, and shall have caused each of its controlled Affiliates to have, performed in all material respects all of their respective obligations hereunder required to be performed by such Person at or prior to the Closing Date.
          (c) Consents and Approvals. All material consents, approvals and authorizations required to be obtained by ResCap or any of its Affiliates to consummate the sale of the Interests to NewCo (and thereby the transfer of the control of the Indirect Interests and Transferred Assets) pursuant to this Agreement shall have been obtained or made (without the imposition of any limitations, restrictions or conditions applicable to NewCo, the Interests, Indirect Interests, the Transferred Assets, the Investor or any of the Investor’s Affiliates).
          (d) Exchange Offer. ResCap and its Affiliates shall have consummated the offers to exchange and offers to purchase for cash made by ResCap pursuant to the confidential offering memorandum and consent solicitation statement dated as of May 5, 2008 (the “OM”), including the issuance of the “new notes” (as defined in the OM), on the terms and conditions set forth in the OM.
          (e) Certificate. ResCap shall have delivered to NewCo a certificate, signed by a duly authorized officer of ResCap and dated the Closing Date, to the effect that the conditions set forth in Sections 5.3(a) through (d) and (f) have been satisfied.
          (f) Employee Separation. ResCap and its controlled Affiliates shall have consummated the Employee Separation.
ARTICLE VI
TERMINATION
     Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by written agreement of ResCap and NewCo;
          (b) by any Party, upon written notice to the other Parties, in the event that the Closing does not occur on or before 5:00 p.m. (New York City Time) on June 9, 2008; or
          (c) by any Party, upon written notice to the other Parties, in the event that any Law shall be enacted or any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement or the other Transaction Documents, and such order, decree, injunction or other action shall have become final and nonappealable.

     Section 6.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 6.1, this Agreement (other than this Section 6.2 and Article VII, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by facsimile (with confirmation copies delivered personally or by courier on or before the third Business Day after such facsimile delivery) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to ResCap:	GMAC Model Home Finance I, LLC
c/o Residential Funding Company, LLC
One Meridian Crossings
Suite 100
Minneapolis, MN 55423
Attention: President
                   Business Capital Group
Telephone No.: (952) 857-6958
Telecopier No.: (952) 857-6943

With a copy to:	Residential Funding Company, LLC One Meridian Crossings Suite 100 Minneapolis, MN 55423 Attention: Chief Counsel Business Capital Group Telephone No.: (952) 857-6911 Telecopier No.: (952) 857-6949

and

Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, DE 19801 Attention: Allison Land Facsimile: 888-329-3021

If to NewCo:	CMH Holdings LLC c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, NY 10171 Attention: Mark A. Neporent Facsimile: (212) 891-1540

With a copy to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: John M. Pollack Facsimile: (212) 593-5955
     Copies to be sent as indicated above shall be courtesy copies and failure to deliver any such courtesy copies shall not invalidate any notice properly delivered to ResCap or NewCo as set forth above.
     Section 7.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ResCap and NewCo, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 7.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than ResCap, Seller, NewCo and the Subsidiaries and each of their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that, the NewCo Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) and the ResCap Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) shall be third party beneficiaries of such Sections of this Agreement, entitled to enforce those specified provisions hereof.
     Section 7.4 Entire Agreement. This Agreement (including the Exhibits and the ResCap Disclosure Letter hereto) and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters; provided, however, that the commitment letter entered into on June 2, 2008 (the “Commitment Letter”) between ResCap and the Investors (as defined in the Commitment Letter) shall remain in full force and effect until the Closing when it shall automatically terminate and become null and void; provided, further, the obligation of ResCap to reimburse the Investors for all reasonable fees and expenses incurred by or on behalf of such Investors or any of their Affiliates in connection with the negotiation, preparation, execution and delivery of the Commitment Letter, this Agreement, the Purchase Agreement and the other Transaction Documents (other than the fees and expenses of Schulte Roth & Zabel LLP incurred by such Investors in connection therewith, which shall be borne by such Investors) shall remain in full force and effect.
     Section 7.5 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
     Section 7.6 Expenses. Except as otherwise specified in this Agreement, in the Commitment Letter or in any other Transaction Document, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
     Section 7.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated hereby against any Party hereto shall be brought in the Chancery Court of the State of Delaware, any other state court of the State of Delaware or the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each party: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     Section 7.9 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
     Section 7.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 7.11 Survival of Representations, Warranties and Covenants. The representations and warranties set forth in Article III of this Agreement shall survive the Closing until the second anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.1(a) through 3.1(e)(i), 3.1(g), and 3.2(a) through 3.2(e) shall survive the Closing until the expiration of the applicable statute of limitations. The covenants in this Agreement shall survive the Closing indefinitely.
     Section 7.12 Commitment Regarding Actions of Controlled Affiliates. With respect to any covenant requiring any controlled Party or controlled Affiliate of a Party to take an action or omit to take an action, such Party shall cause such controlled Affiliate to comply with such covenant. Any failure by any Party’s controlled Affiliates to do so shall also constitute a breach of such covenant by such Party.
     Section 7.13 Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other Party hereto irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

RESIDENTIAL CAPITAL, LLC
By:	/s/ James N. Young
	Name:	James N. Young
	Title:	Chief Financial Officer

GMAC MODEL HOME FINANCE I, LLC
By:	/s/ Michael J. Franta
	Name:	Michael J. Franta
	Title:	President

CMH HOLDINGS LLC
By:	Cerberus Capital Management, L.P.,
its Manager

By:	/s/ Jeffrey Lomasky
	Name:	Jeffrey Lomasky
	Title:	Senior Managing Director

EXHIBIT D
Servicing Agreement Term Sheet
Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement, dated as of June 6, 2008, among Residential Capital, LLC (“ResCap”), GMAC Model Home Finance I, LLC (“Seller”) and CMH Holdings LLC (“NewCo”) (the “Purchase Agreement”). The terms and conditions set forth in this Servicing Agreement Term Sheet (this “Term Sheet”) shall be deemed to be operative covenants under the Purchase Agreement.

Parties:	ResCap, on behalf of itself and its controlled Affiliates, and NewCo, on behalf of itself and the Subsidiaries.

Services:	ResCap agrees to provide, or cause its controlled Affiliates to provide, to NewCo and the Subsidiaries, the Services (as described below). ResCap shall, or shall cause its controlled Affiliates to, provide the Services with the same degree of care, skill, and diligence and in substantially the same manner as such services are currently obtained by the Subsidiaries (from the Excluded Employees, ResCap or its controlled Affiliates or by virtue of third party services made available by ResCap or its controlled Affiliates) as of the Closing Date. The Parties agree that ResCap may use third parties to satisfy ResCap’s obligation to provide any such Services so long as such third parties (or similar third parties) currently provide such Services (directly or indirectly) to the Subsidiaries as of the Closing Date. ResCap shall provide NewCo advance written notice of any significant change in the manner in which the Services are provided, including any change in the employees or third parties providing such Services.

The Services shall include all services currently obtained by the Subsidiaries (from the Excluded Employees, ResCap or its controlled Affiliates or by virtue of third party services made available by ResCap or its controlled Affiliates) that are necessary or advisable, in the reasonable judgment of NewCo, to conduct NewCo’s business (including the ownership, operation, maintenance, sale and disposition of the Transferred Assets as contemplated by the LLC Agreement), including, without limitation:

• Employees, including support of asset managers from ResCap’s Special Assets Group and internal ResCap legal counsel;

• Third party professional service providers, including legal;

• Cash management services;

• IT services;

• Accounting services;

• Insurance;

• Use of the Richmond, Virginia headquarters facility, and any other location or facility providing services relating to the Transferred Assets as of the Closing Date;

• Use of the names of the Subsidiaries (including GMAC) and any derivatives thereof to the extent necessary or advisable to conduct NewCo’s business; and

• Such other Services as may be necessary or incidental to the operations of NewCo and the Subsidiaries in the ordinary course of business relating to the Transferred Assets.

Costs:	In consideration for each Service, NewCo shall reimburse ResCap on a dollar-for-dollar basis for the actual, reasonably documented out-of-pocket costs (if any) incurred by ResCap and its controlled Affiliates to provide such Service (each such out-of-pocket cost, taking into account the subsequent proviso, the “Applicable Service Cost”), provided that (i) no premium, corporate overhead allocation or other internal costs shall be charged or applied, (ii) ResCap shall solely bear all direct and indirect compensation (including fringe benefits of any sort) for the employees of ResCap and any of its controlled Affiliates (including the Excluded Employees) in respect of the Services, and shall be responsible for workers’ compensation insurance, unemployment insurance, employment taxes, and all other employer liabilities relating to such persons and such costs shall not be charged or applied to NewCo, (iii) to the extent any third parties (including advisors, contractors or other agents) are engaged by ResCap or any of its controlled Affiliates to perform any Services that, in the ordinary course of business, have been performed by employees of ResCap or any of its controlled Affiliates for the benefit of the Subsidiaries, then, with respect to such service providers, ResCap shall solely bear all out-of-pocket costs incurred in respect of the use of such third parties to satisfy any such Services and such costs shall not be charged or applied to NewCo, and (iv) ResCap shall, at its sole expense (and without subsequent charge to NewCo), obtain all consents, approvals, licenses and authorizations, necessary or advisable for ResCap and its controlled Affiliates to provide such Service. Notwithstanding the foregoing, in no event shall the Applicable Service Cost for any Service for any month be greater than the average monthly actual cost incurred by the Subsidiaries for such Service during the five-month period ended May 31, 2008.

During the applicable term of each Service, ResCap shall invoice NewCo for the Applicable Service Cost promptly after the end of each calendar month during such term. ResCap shall include with each invoice a reasonably detailed description of the Services performed, the costs charged, and such other details as may be necessary to support the invoice. All undisputed invoices shall be paid by NewCo (or the Subsidiaries) to ResCap by wire transfer of immediately available funds not later than sixty (60) calendar days after receipt by NewCo of ResCap’s invoice, in accordance with the wiring instructions provided by ResCap to NewCo.

Term:	Each Service shall be provided until the earlier to occur of (i) the date on which NewCo notifies ResCap in writing to terminate such Service, provided that NewCo provides ResCap with at least 30 days’ prior written notice of such termination, and (ii) the dissolution of NewCo.

Indemnification:	ResCap shall indemnify, defend and hold harmless NewCo and its Affiliates from and against all Losses arising out of (i) the gross negligence or willful misconduct of ResCap or any of its controlled Affiliates in the performance of its obligations under the Servicing Agreement, or (ii) any claim that any of the Services violates or infringes on any intellectual property rights of any third party.

NewCo shall indemnify, defend and hold harmless ResCap and its controlled Affiliates from and against all Losses arising out of any third party claims in connection with or arising from the performance of the obligations of ResCap and its controlled Affiliates under the Servicing Agreement, except to the extent such Losses arise out of (i) the gross negligence or willful misconduct of ResCap or any of its controlled Affiliates in the performance of its obligations under the Servicing Agreement, or (ii) any claim that any of the Services violates or infringes on any intellectual property rights of any third party.

Neither ResCap nor NewCo shall be required to indemnify the other or the other’s Affiliates for exemplary, punitive, treble, special, indirect, consequential, remote or speculative damages, lost profits or internal costs, provided, that, if any indemnified party is held liable pursuant to a third-party claim for any of such damages and the indemnifying party is obligated to indemnify such indemnified party under the indemnity above, then the indemnifying party shall be liable for and obligated to reimburse the indemnified party for such damages.

Relationship of the Parties:	ResCap and its controlled Affiliates, in the performance of the Services, shall be acting as independent contractors to NewCo and the Subsidiaries, and not as partners, joint venturers or agents of NewCo. Neither ResCap nor NewCo intend to create by the Servicing Agreement an employer-employee relationship. Each of ResCap and its controlled Affiliates, on the one hand, and NewCo and the Subsidiaries, on the other hand, shall retain control over their respective personnel, and their respective employees shall not be considered employees of the other. Neither ResCap nor any of its controlled Affiliates, on the one hand, nor NewCo or any of the Subsidiaries, on the other hand, shall have any right, power or authority to create any obligation, express or implied, on behalf of the other pursuant to this Term Sheet.

Records and Inspection:	During the term of the Servicing Agreement, ResCap shall maintain complete and accurate records of the Services provided, costs invoiced to NewCo, payments made thereunder and all costs incurred that are intended to constitute “Class B Junior Preferred Member Reimbursable Costs” under the LLC Agreement. All such records shall be available for inspection by NewCo or its representative. Upon any termination or expiration of any Service or of the Servicing Agreement, ResCap shall cooperate, and cause its controlled Affiliates to cooperate, with all reasonable requests by NewCo in connection with the transition of the Services, including the transfer and retention of records and data pertaining to the Services or the Subsidiaries to NewCo or its designees (in a mutually agreed industry standard electronic format).

Cooperation:	ResCap shall, and shall cause its controlled Affiliates, employees, agents, representatives and subcontractors to, cooperate fully with NewCo, the Subsidiaries and their respective employees, agents and representatives to facilitate, in all respects, the provision of Services to NewCo and the Subsidiaries. NewCo shall, and shall cause the Subsidiaries and their respective employees, agents, representatives and subcontractors to, cooperate fully with ResCap, its controlled Affiliates and their respective employees, agents and representatives to facilitate, in all respects, the provision of Services to NewCo and the Subsidiaries.

Steering Committee:	On the Closing Date, ResCap and NewCo shall form a steering committee (the “Steering Committee”), which shall consist of two individuals, one of whom shall be nominated by ResCap and one of whom shall be nominated by NewCo. The initial member of the Steering Committee nominated by ResCap shall be a person to be identified by ResCap prior to the Closing (the “ResCap Nominee”), and the initial member of the Steering Committee nominated by NewCo shall be a person to be identified by NewCo prior to the Closing (the “NewCo Nominee”, and collectively with the ResCap Nominee, the “Steering Committee Members”). To the fullest extent practicable, ResCap shall keep the Steering Committee reasonably informed on all proposed changes to the provision of Services and consult with the Steering Committee prior to taking any action that would reasonably be expected to adversely affect, in any material respect, the provision of Services hereunder.

Disputes:	In the event that NewCo has a good faith dispute with regard to any costs invoiced by ResCap, NewCo shall provide ResCap with written notice of such dispute, together with a reasonably detailed explanation of such dispute, at or prior to the time payment is due, and NewCo may withhold payment of any disputed amounts pending resolution of the dispute. NewCo’s failure to pay amounts disputed in accordance with the preceding sentence shall not be grounds for a claim of breach or suspension of the provision of Services by ResCap or its controlled Affiliates.

Any controversy or dispute arising out of the Servicing Agreement (each, a “Dispute”) shall be submitted to the Steering Committee.

If the Steering Committee fails to reach unanimous agreement on the resolution of such Dispute within 20 Business Days, then either ResCap or NewCo may seek remedies under New York law, and in connection therewith, such Dispute shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with such claims arising under the Servicing Agreement each Party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of the Purchase Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to the Servicing Agreement.

Confidential Information:	The Servicing Agreement shall include a customary covenant regarding the confidential use and non-disclosure of non-public information concerning NewCo or any of its Affiliates or the Transferred Assets.